EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76570 and 333-105738) of Dynegy Inc. of our report dated June 20, 2003 relating to the statements of net assets available for benefits as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended, and the related schedules of assets held at end of year as of December 31, 2002 and reportable transactions for the year then ended of the Illinois Power Company Incentive Savings Plan for Employees Covered Under as Collective Bargaining Agreement, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    McConnell & Jones LLP

Date: June 27, 2003